Exhibit 10.2

AGREEMENT

THIS AGREEMENT is made, effective as of September      2013, by and between Gibraltar Industries, Inc., a Delaware corporation, with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Company”), and Henning N. Kornbrekke, an individual residing at             , Buffalo, New York 14047 (the “Executive”).

RECITALS:

The Executive has been employed as the President and Chief Operating Officer of the Company pursuant to the terms of an employment agreement made by and between the Executive and the Company and dated August 21, 2007 (such employment agreement being hereinafter the “Current Employment Agreement”).

The Executive has determined that he will retire from his employment effective as of the close of business on September 30, 2013. The Company and the Executive desire to amend the Current Employment Agreement confirm the intent of the parties with respect to the Executive’s entitlement to payment of incentive compensation benefits upon his retirement.

CONSIDERATION:

NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:

1. The Current Employment Agreement is hereby amended to the full extent necessary to provide that, in connection with the Executive’s retirement as of the close of business on September 30, 2013, the Executive shall be entitled to receive a pro rata portion of the amount of the annual incentive compensation he would be entitled to receive under the terms of the Company’s Management Incentive Compensation Plan. Amounts payable to the Executive under the Management Incentive Compensation Plan shall be paid as provided for under the terms of such plan.

2. Except as otherwise provided in Section 1 above, the terms of the Current Employment Agreement shall remain in full force and effect.

3. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of the Company.

4. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its respective stockholders, which shall be governed by the General Company Law of the State of Delaware.

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Paul Murray	/s/ Henning Kornbrekke
Name:	Paul Murray	Henning Kornbrekke
Title:	Senior Vice President of Human Resources and Organizational Development

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